UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2006

Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00028489	84-1521955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Technology Center of New Jersey, 675 Rt. 1, St. 113 North Brunswick, New Jersey	08902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 545-1590

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective September 7, 2006, Mr. J. Todd Derbin resigned as a member of the Registrant’s Board of Directors. Such resignation was not the result of any disagreement between the Registrant and Mr. Derbin. See Mr. Derbin’s resignation letter attached as Exhibit 17.

Effective September 7, 2006, the Board of Directors of the Registrant nominated and elected Mr. Thomas A. Moore to fill the vacancy created by Mr. Derbin’s resignation. Mr. Moore currently also serves as a Board member for Alteon, Inc., a publicly traded developer of pharmaceuticals for the treatment of diabetes and age-related diseases, El Dorado Inc., a targeted marketer to unassimilated Hispanics, Medmeme’, which measures medical education effectiveness, and Opt-e-scrip, Inc. , which markets a clinical system to compare multiple drugs in the same patient. He also serves as Chairman at Mayan Pigments, Inc., which has developed and patented Mayan pigment technology. Previously, from June 2002 to June 2004 Mr. Moore was President and Chief Executive Officer of Biopure Corporation, a developer of oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. From 1996 to November 2000 he was President and Chief Executive Officer of Nelson Communications. Previously, Mr. Moore had a 23-year career with the Procter & Gamble Company in multiple managerial positions, including president of Health Care Products where he was responsible for prescription and over-the-counter medications worldwide, and group vice president of the Procter & Gamble Company.

Mr. Moore is a defendant in a civil enforcement action captioned Securities & Exchange Commission v. Biopure Corp. et al., No. 05-11853-PBS (D. Mass.), filed on September 14, 2005, which alleges that Mr. Moore made and approved misleading public statements about the status of FDA regulatory proceedings concerning a product manufactured by his former employer, Biopure Corp. Mr. Moore has denied all allegations and is vigorously defending the action.

Item 9.01.	Financial Statements and Exhibits

a)   Not applicable.

b)   Not applicable.

c)  Exhibits

17.	Letter from resigning director J. Todd Derbin, dated September 7, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2006

ADVAXIS, INC.

By:	/s/ Roni Appel
Name: Roni Appel Title: President and Chief Executive Officer